Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 9, 2013 with respect to the financial statements of DTE Gas Resources, LLC as of and for the year ended December 31, 2011 incorporated by reference from the Current Report of Atlas Resource Partners, L.P. on Form 8-K/A, filed January 9, 2013 in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
July 1, 2013